Exhibit 2.2

AXA S.A.

25 avenue Matignon

75008 Paris

France

For the attention of: Denis Duverne

22 July 2015

Dear Sirs

Offer pursuant to Irrevocable Offer Deed

1.	We refer to the irrevocable offer deed made on or around the date of this letter by AXA S.A. (the “Purchaser”) (the “Irrevocable Offer Deed”), a copy of which is attached to this letter at Annex I, and the agreed form sale purchase agreement (the “Sale Purchase Agreement”), a copy of which is attached to this letter at Annex II. Unless otherwise defined herein, defined terms shall have the same meaning in this letter as in the Irrevocable Offer Deed.

2.	We further refer to the Offer made by the Purchaser pursuant to clause 3.1 of the Irrevocable Offer Deed. In consideration for the Offer, subject to paragraph 3 below, we shall, from the date of this letter until the earlier of (i) the Offer Deadline and (ii) the Acceptance Date, procure that no member of the Sellers’ Group (as defined in the Sale Purchase Agreement) shall:

(i)	enter into any discussions or negotiations with any person (other than with the Purchaser);

(ii)	commence or continue any discussions or negotiations with any person (other than with the Purchaser);

(iii)	enter into, or commit to enter into, any agreement with any person (other than with the Purchaser),

in connection with any transaction relating to the sale, transfer or other business combination involving some or all of the Target Group (as defined in the Sale Purchase Agreement) (the “Restrictions”).

3.	The Restrictions shall not apply to restrict the ability of the Sellers (as defined in the Sale Purchase Agreement) to comply with their obligations set out in clauses 3 (Conditions Precedent), 4 (Pre-Completion Matters) (including Schedule 13) and 14 (Announcements and Confidentiality) of the Sale Purchase Agreement and paragraph 4 below.

4.	We hereby agree that clauses 3 (Conditions Precedent), 4 (Pre-Completion Matters), 14 (Announcements and Confidentiality) and 16 (Notices) of the Sale Purchase Agreement shall apply as if such clauses had entered into force as from the date of this letter and we hereby undertake to comply with our respective obligations under the Sale Purchase Agreement set out in such clauses as from the date of this letter.

5.	As of the date of this letter, we hereby warrant to you in the terms of the Warranties set out in clauses 10.1 and 10.2 (Sellers’ Warranties, Indemnity and Liability) and schedule 4 (Sellers’ Warranties) of the Sale Purchase Agreement, qualified by and subject to the disclosures set out in clauses 10.1, 10.2 and 10.4 and paragraph 2 of schedule 5 of the Sale Purchase Agreement and the disclosure letter dated on or around the date of this letter, a copy of which is attached to this letter at Annex III. We acknowledge that the Offer made by the Purchaser under the Irrevocable Offer Deed is made in reliance upon the Warranties.

6.	We hereby acknowledge that the transactions contemplated under this letter and the Irrevocable Offer Deed give rise to certain French Works Council obligations under Applicable Law and undertake to use reasonable endeavours to complete the information and consultation process in respect thereof in accordance with Applicable Law (the “WC Consultation Requirement”).

7.	Each of the Sellers undertakes that it shall not, and shall procure that no member of the Seller’s Group shall, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

(i)	enter into any agreement or understanding with, or make any commitment to, any Works Council representative(s) that would restrict the operations of, or impose any obligations on, the Purchaser or any member of the Target Group or the Purchaser’s Group (including, without limitation, in relation to the terms of employment or employment benefits of employees of any member of the Target Group); or

(ii)	do anything that it reasonably considers is likely to prejudice a favourable or expeditious outcome of the WC Consultation Requirement.

8.	The Sellers and the Purchaser will consult with each other and consider in good faith any issues and proposals in relation to the Offer that may be raised as part of the WC Consultation Requirement by the Works Council, provided that the Purchaser’s obligation in this respect will be limited to such consultation and consideration in good faith and the Purchaser shall not be obliged to agree to any modification to the Offer, the Sale Purchase Agreement or any other documentation related thereto.

9.	The Sellers shall regularly update the Purchaser of the progress of the WC Consultation Requirement and shall promptly inform the Purchaser of any communications received from the Works Council in connection therewith.

10.	Within three (3) Business Days of completing the WC Consultation Requirement we shall notify the Purchaser whether or not we accept the Offer. Should we accept the offer we shall immediately:

(i)	duly countersign the Sale Purchase Agreement;

(ii)	insert the date of acceptance of the Offer on the Sale Purchase Agreement (being the Acceptance Date); and

(iii)	within five (5) Business Days following the Acceptance Date, deliver the dated Sale Purchase Agreement, duly countersigned by each Seller, to the Purchaser.

11.	In the event that we accept the Offer, the rights and obligations of the Purchaser and the Sellers under the Irrevocable Offer Deed and this letter shall be wholly superseded by the terms of the Sale Purchase Agreement and neither the Purchaser nor the Sellers shall have any continuing rights or obligations under the Irrevocable Offer Deed or this letter.

12.	In the event that we do not accept the Offer within the three (3) Business Day period referred to in paragraph 10 above, we agree to notify the Purchaser immediately and pay to the Purchaser an amount in cash equal to EUR 23,750,000 within three (3) Business Days of such notice by wire transfer of immediately available funds to the account specified in writing by the Purchaser in its request. We and the Purchaser agree that the payment under this paragraph 12 shall be the exclusive remedy available to the Purchaser pursuant to this letter and that the Purchaser shall not be entitled to any remedy, payment or damages of any kind, including with respect to any breach of this letter by us, unless we do not accept the Offer in accordance with the terms of paragraph 10 above but shall be without prejudice to any claim the Purchaser may have for breach by us of the provisions of the Sale Purchase Agreement which are incorporated into this letter if such Sale Purchase Agreement is executed by us and the breach took place at a time prior to the execution thereof.

13.	This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

14.	The courts of England have exclusive jurisdiction to settle any dispute, arising out of or in connection with this letter (including a dispute relating to the existence, validity or termination of this letter or any non-contractual obligation arising out of or in connection with this letter) or the consequences of its nullity.

Yours faithfully

/s/ Ward E. Bobitz
For and on behalf of
Brookfield Life and Annuity Insurance Company Limited

Name: Ward E. Bobitz

Position: President

/s/ Ward E. Bobitz
For and on behalf of
European Group Financing Company Limited

Name: Ward E. Bobitz

Position: Director

/s/ Ward E. Bobitz
For and on behalf of
Genworth Financial International Holdings, Inc.

Name: Ward E. Bobitz

Position: Vice President

/s/ Ward E. Bobitz
For and on behalf of
Genworth Financial, Inc.

Name: Ward E. Bobitz

Position: Executive Vice President

We hereby confirm our acceptance of and agreement to the terms of this letter.

/s/ Helen Jane Paul
For and on behalf of
AXA S.A.

Name: Helen Jane Paul

Position: Group Legal Head of M&A

ANNEX I*

IRREVOCABLE OFFER DEED

* The Exhibits, Annexes and Schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of the Exhibits, Annexes or the Schedules to the Securities and Exchange Commission upon request.

ANNEX II*

SALE PURCHASE AGREEMENT

* The Exhibits, Annexes and Schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of the Exhibits, Annexes or the Schedules to the Securities and Exchange Commission upon request.

ANNEX III*

DISCLOSURE LETTER

* The Exhibits, Annexes and Schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of the Exhibits, Annexes or the Schedules to the Securities and Exchange Commission upon request.